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                                                                    Exhibit 12.2


                          Hanover Equipment Trust 2001A
                Computation of Ratio of Earnings to Fixed Charges
                  (Amounts in thousands of dollars) (unaudited)


                                                   For the Three        For the period from
                                                   Months Ended      August 2, 2001(inception)
                                                   March 31, 2002       to December 31, 2001
                                                   --------------    -------------------------
Earnings:
Net income (pretax)                                   $  226                $  335

Add:
Interest on rental equipment                           6,893                 8,642
                                                      ------                ------
   Earnings                                            7,119                 8,977
                                                      ------                ------


Fixed charges: Interest on rental equipment            6,893                 8,642
                                                      ------                ------
Ratio of earnings to fixed charges                      1.03                  1.04
                                                      ======                ======
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